SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                                       Commission file number      0-18497
                                                              _________________


                      Fidelity Leasing Income Fund VI, L.P.
_______________________________________________________________________________
                (Exact name of registrant as specified in its charter)

1845 Walnut Street, Suite 1000, Philadelphia, Pennsylvania  19103  215 574-1636
_______________________________________________________________________________
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Limited Partnership Interests
_______________________________________________________________________________
             (Title of each class of securities covered by this Form)


_______________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  _X_            Rule 12h-3(b)(1)(i)  ___
        Rule 12g-4(a)(1)(ii) _X_            Rule 12h-3(b)(1)(ii) ___
        Rule 12g-4(a)(2)(i)  ___            Rule 12h-3(b)(2)(i)  ___
        Rule 12g-4(a)(2)(ii) ___            Rule 12h-3(b)(2)(ii) ___
                                            Rule 15d-6           ___


Approximate number of holders of record as of the certification or
notice date:    -0-
                ___


Pursuant to the requirements of the Securities Exchange Act of 1934 Fidelity Leasing Income Fund VI, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 7, 2004                    By:  /s/ Robert K. Moskovitz
       ______________________               ___________________________
                                            Robert K. Moskovitz
                                            Chief Financial Officer
                                             and Treasurer of
                                             LEAF Financial Corporation

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